SHARE EXCHANGE AGREEMENT
                          ------------------------

                          DATED SEPTEMBER 29, 1998

                               by and between


                              ACTIVISION, INC.
                              ----------------

                                     and

                             Mr. Frank d'OLEIRE
                             ------------------

                                     and

                            Mrs. Christa d'OLEIRE
                            ---------------------

                                     and

                             Ms. Fiona d'OLEIRE
                             ------------------

                                     and

                             Ms. Alexa d'OLEIRE
                             ------------------

                                  acting as

                  DR. d'OLEIRE BETEILIGUNGSGESELLSCHAFT bR
                  ----------------------------------------

                                     and

                          Mr. Martinus J.C. BUBBERT
                          -------------------------

                                     and

                             Mr. Dennis W. BUIS
                             ------------------

                             -------------------

                      Acquisition of the whole of the
                          issued share capital of:

                            CD-CONTACT DATA GmbH
                            --------------------

                                  CONTENTS
                                  --------
ARTICLE   HEADING                                                        PAGE

1         Definitions                                                       6
2         Sale and Purchase                                                13
3         Consideration                                                    13
4         Conditions Precedent                                             14
5         Completion                                                       17
6         The Stock Retention                                              20
7         Tax Indemnity                                                    22
8         Warranties                                                       23
9         Restrictions on Sale of the Consideration
          Stock Activision                                                 28
10        Registration of the Consideration
          Stock Activision                                                 29
11        Restrictions                                                     36
12        Announcements and Confidentiality                                39
13        Costs                                                            40
14        Assignment                                                       40
15        General                                                          41
16        Applicable Law and Jurisdiction                                  42

LIST OF SCHEDULES
-----------------

1    :    Escrow Agreement
2    :    The Warranties
3    :    Notarial Deed of Transfer of Shares
4    :    Description of Consideration Stock Activision and allocation thereof
5    :    Employment Agreements with Key Personnel
6    :    Form of opinion to be rendered by US counsel regarding the issuance of Consideration Stock Activision
7    :    Resignation letter from Mr. Frank d'Oleire and
          Mr. E. Grevel
8    :    d'Oleire Loans and confirmation of the full funding thereof
9    :    Terms of the Merck Finck & Co. and Rabobank blocked accounts
10   :    KPMG Pooling Letter

LIST OF EXHIBITS

1.4       List of shareholders and share ownership
1.5       Ownership of Subsidiaries
1.8  :    Accountants Certificates
1.11      :    Pooling Representation lettter
2.1  :    Articles of association of the Companies
2.2  :    Extracts from the Trade Register of the Chamber of Commerce
2.3  :    Powers of Attorney
3.1  :    The Accounts
3.2  :    Interim Financial Statements
3.6  :    List of bank accounts and signatories
5.1  :    List of Employees, Managing Directors, Consultants, etc.
6.3  :    Intellectual Property Rights
7.1  :    Overview of Insurance Policies
8.2       Description of Properties
9.1  :    Listing of contracts
11.1 :    Overview of the Facilities
THE UNDERSIGNED:
---------------

1. the corporation established under the laws of the State of Delaware, ACTIVISION, INC., having its principal office at 3100 Ocean Park Boulevard, Santa Monica, California, 90405, United States of America, to be referred to hereinafter as: the "Buyer";
and
2.(a) Mr. Frank d'Oleire, a citizen of Germany, and Mrs. Christa d'Oleire, a citizen of Germany, and Ms. Fiona d'Oleire, a citizen of Germany, and Ms. Alexa d'Oleire, a citizen of Germany, the aforementioned persons all residing at Am Tanneneck in 40667 Meerbusch, acting as Dr. d'Oleire Beteiligungsgesellschaft bR, to be referred to hereinafter as: "Vendor A";
and
2.(b) Mr. Martinus J.C. Bubbert, a citizen of the Netherlands, residing at Gasthuisstraat 48 B-II in 2300 Turnhout, Belgium, to be referred to hereinafter as: "Vendor B";
and
2.(c) Mr. Dennis W. Buis, a citizen of the Netherlands, residing at Oosterveldlaan 105 in 2610 Wilrijk, Belgium, to be referred to hereinafter as: "Vendor C";
the parties under 2.(a), 2.(b) and 2.(c) to be referred to hereinafter collectively as: the "Vendors";
WHEREAS:

(A) The Vendors are the sole shareholders of the private company with limited liability CD-Contact Data GmbH, having its registered office at Meerbusch in Germany, (the "Company");

(B) The Company and its Subsidiaries (as defined hereinafter) are engaged in the development, analysis, design, implementation, sale and distribution of software and interactive information systems as well as in the preparation of sound studios;

(C) The issued and outstanding share capital of the Company amounts to DM 150,000 (in words: one hundred and fifty thousand German Marks). All of the issued and outstanding ordinary shares in the Company are individually and collectively referred to as the "Shares";

(D) The Company in its turn fully owns (i) 100% of the shares of the private company with limited liability Contact Data Belgium N.V. established at Berchem, (ii) 50% of the shares of the German limited liability company Speed Entertainment Systems GmbH, and (iii) 79.6% of the shares of the German limited liability company Ton- und Studiotechnik GmbH (both subsidiaries established, respectively, at Krefeld and Kaarst in Germany).

     The subsidiaries under D to be referred to collectively as the "Subsidiaries";

(E) On August 6, 1998 the parties hereto concluded a letter of intent with respect to the contemplated acquisition of the Shares;

(F) The Vendors have now agreed to sell to the Buyer and the Buyer has agreed to acquire the Shares, on the terms of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS
------------------------------


Article 1:     DEFINITIONS
1.1 The following expressions used in this Agreement and the Schedules hereto shall, unless the context indicates otherwise, have the following
meanings: "Account Date"        December 31, 1997;

     "Accountants"              Gantefuhrer, Marquardt & Partners or such
                                other firm of chartered accountants as
                                appointed by the Company to perform its
                                audits;

     "Accounts"                 the consolidated accounts, including the
                                balance sheet and profit and loss account of
                                the Company and its Subsidiaries for the
                                financial year ended December 31, 1997 with
                                the explanatory notes thereto as set forth in
                                Exhibit 3.1 attached hereto;
     "Activision
     Warranties"                the warranties to be given by the Buyer to
                                the Vendors with respect to the Consideration
                                Stock Activision;
     "Agreement"                this Agreement including the Schedules and
                                exhibits hereto;
     "Companies"                the Company and the Subsidiaries;
     "Completion"               the completion of this Agreement by the
                                parties hereto in accordance with article 5
                                below;
     "Completion Date"          the date on which Completion shall take
                                place, being September 29, 1998 or such other
                                date as the parties hereto may agree but in
                                no event later than September 30, 1998;
     "Consideration"            the consideration for the Shares as referred
                                to in article 3 hereof;
     "Consideration
     Stock Activision"          1,900,000 shares of new common stock par
                                value $0.000001 per share of Activision;
     "Damages"                  has the meaning as defined in article 10.6
                                hereof;
     "Disclosure Letter"        the letter of the same date as this Agreement
                                which discloses matters that are exceptions to the Warranties;

     "d'Oleire"                 Mr. Frank d'Oleire;

     "d'Oleire Loans"           the subordinated, fully funded loan granted
                                by d'Oleire to the Company in an amount of DM 7,283,407 under the conditions described in Schedule 8 hereto, such loan to be assigned to the Buyer at Completion, pursuant to articles 2 and 3 of this Agreement;

     "Escrow Agent"             City National Bank, Beverly Hills,
                                California, who will hold 10% of the
                                Consideration Stock Activision in escrow, in accordance with the Escrow Agreement;

     "Escrow Agreement"         the agreement between the parties hereto and
                                the Escrow Agent pursuant whereto the
                                Retained Stock is put in escrow with the Escrow Agent;

     "Exchange Act"             the Securities Exchange Act of 1934, as
                                amended;

     "Final Claim Date"         has the meaning as defined in article 8.5
                                hereof;

     "Hold Back Period"         the duration of time that Retained Stock is
                                held in escrow to serve as security for the
                                compliance by the Vendors with their
                                obligations under the Warranties;
     "Indemnification
     Claims"                    a claim of the Buyer against the Vendors
                                under the Tax Indemnity referred to in
                                article 7 hereof;
     "Interim Financial
     Statements"                the unaudited, consolidated accounts,
                                including the balance sheet and profit and loss account of the Company and its Subsidiaries for the period ending August 31, 1998, as prepared by the Company and reviewed by the Buyer as set forth in Exhibit 3.2 attached hereto;

     "Key Employees"            the employees of the Company identified and
                                selected by the Buyer and as further
                                specified in Schedule 5;

     "Pooling Arrangement"    has the meaning set forth in article 4.2(d)
                              hereof;

     "Properties"               has the meaning set forth in article 8 of the
                                Warranties;

     "Prospectus"               has the meaning set forth in article 10.2
                                hereof;

     "Retained Stock"           10% of the Consideration Stock Activision, to
                                be held in escrow pursuant to article 6
                                hereof;

     "SEC"                      United States Securities and Exchange
                                Commission;
     "Securities Act"           has the meaning set forth in article 9.1
                                hereof;

     "Shares"                   the issued shares of  the Company as
                                specified in Exhibit 1.4 hereto;
     "Statutes"                 all Dutch, Belgian and German laws, statutes
                                and orders or regulations made thereunder,
                                which are in force per the date hereof or
                                have at any time prior to the date hereof
                                been in force;
     "Subsidiaries"             Contact Data Belgium N.V. established at
                                Berchem, Speed Entertainment Systems GmbH
                                established at Krefeld and Ton- und
                                Studiotechnik GmbH established at Kaarst;
     "Subsidiary Shares"        the issued shares of the Subsidiaries;
     "Taxation Statutes"        all Dutch, Belgian and German laws, statutes,
                                and insofar as applicable all other foreign
                                laws, decrees, orders and regulations,
                                providing for or imposing any Tax;
     "Taxation" or "Tax"        any tax, and any duty, impost, levy or
                                governmental charge in the nature of tax,
                                whether domestic or foreign, and any fine,
                                penalty or interest connected therewith,
                                imposed by Dutch and/or Belgian and/or German
                                and/or other (tax) authorities all in the
                                broadest sense;
     "Tax Claims"               any liability for Tax for any of the
                                Companies imposed upon any of the Companies
                                through additional tax or social security
                                contribution assessments by Dutch and/or
                                Belgian and/or German (tax) authorities,
                                including but not limited to assessments
                                relating to corporate income tax, turnover
                                tax, VAT, wage tax (including social security
                                premiums) and dividend tax, and any and all
                                interest payable by and penalties imposed
                                upon any of the Companies in connection
                                therewith over the fiscal years  1995 through
                                1997 (both years included) and over the
                                period commencing on January 1, 1998 and
                                ending on the date of Completion, except as
                                specifically provided or reserved for in the
                                Interim Financial Statements;
     "Third Party
     Warranty Claim"            has the meaning as defined in article
                                8.4(iii);

     "Warranties"               the representations, warranties, covenants
                                and undertakings of the Vendors set out in
                                Schedule 2  hereto;
     "Warranty Claim"           a claim of the Buyer against the Vendors as a
                                result of a breach of the Warranties.

1.2 Except to the extent the context requires otherwise, any references in this Agreement to:
     - a business day means any day which is not a Saturday or Sunday nor a public holiday in The Netherlands;

     - Statutes or statutory provisions and orders or regulations made thereunder include that Statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time, and to any previous Statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such Statute provision order or regulation.

1.3 Headings to articles and descriptive notes in brackets relating to provisions of Taxation Statutes in this Agreement used in any way in construing or interpreting the provisions of the Agreement are for information only and shall not be construed as forming part of this Agreement or the Schedules hereto.
1.4 The recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the recitals and Schedules.
1.5 Unless the context requires otherwise, terms defined in the plural include the singular and vice versa.
Article 2:     SALE AND PURCHASE
2.1 Subject to the terms and conditions of this Agreement, the Vendors herewith sell to the Buyer, and the Buyer herewith buys from the Vendors the Shares, free from any and all liens, charges and encumbrances and together with all accrued benefits and rights attaching thereto.
2.2 Subject to the terms and conditions of this Agreement, d'Oleire herewith sells and assigns all of his rights and interests with respect to the d'Oleire Loans to the Buyer which rights and interests the Buyer hereby accepts, the d'Oleire Loans being free from any and all liabilities, liens, charges and encumbrances and together with all accrued benefits and rights attaching thereto. The Company herewith acknowledges this assignment by countersigning this Agreement.
Article 3:     CONSIDERATION
The consideration payable to the Vendors on Completion in accordance with article 6 hereof in exchange for (i) the sale of the Shares and (ii) the assignment of the d'Oleire Loans, is the issuance by the Buyer to the Vendors of 1,900,000 (in words: one million and nine hundred thousand) new common stock par value US$0.000001 per share of the Buyer and as further set out in
Schedule 4 (the "Consideration Stock Activision").

Article 4:     CONDITIONS PRECEDENT
4.1 The obligations of the Vendors under this Agreement are in all respects conditional upon the following:
     (a) as at the date of Completion, the Buyer having performed all obligations and complied with all terms, conditions and covenants on its part agreed to be performed under this Agreement on or prior to the date of the Completion;

     (b) the respective representations and warranties of the Buyer contained in article 5.2(iii) to this Agreement (the "Activision Warranties") being true and correct as of the date of Completion;

     (c) having received a legal opinion from Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to Buyer, in the form attached as
          Schedule 6;

     (d) the Buyer having received from KPMG Peat Marwick LLP, independent auditors for the Buyer, a letter dated the date of Completion, attached hereto as Schedule 10, (which may contain customary qualifications and assumptions) to the effect that KPMG Peat Marwick LLP concurs with the Buyer's management's conclusion that no conditions exist relating to the Buyer, the Company or the transactions contemplated by this Agreement that would preclude the Buyer from accounting for the share exchange as a pooling of interests for U.S. accounting purposes under United States generally accepted accounting principles.

4.2 The obligations of the Buyer under this Agreement are in all respects conditional upon the following:
     (a) the respective representations and warranties (the "Warranties") of the Vendors contained in this Agreement and Schedule 2 being true and correct and the information set forth in any Schedule to this Agreement being true and correct at the date of Completion;

     (b) since the Accounts Date and as of the date of Completion there being no material adverse change in the condition of the Companies or their respective businesses (financial or otherwise), results of operations, assets, net worth, prospects, properties or litigation;

     (c) as of the date of Completion, the Company and the Vendors having performed all obligations and complied with all terms, conditions and covenants on their part agreed to be performed hereunder on or prior to the date of Completion;

     (d) the Buyer having received from KPMG Peat Marwick LLP, independent auditors for the Buyer, a letter dated the date of Completion, attached hereto as Schedule 10, (which may contain customary qualifications and assumptions) to the effect that KPMG Peat Marwick LLP concurs with the Buyer's management's conclusion that no conditions exist relating to the Buyer, the Company or the transactions contemplated by this Agreement that would preclude the Buyer from accounting for the share exchange as a pooling of interests for U.S. accounting purposes under United States generally accepted accounting principles (the "Pooling Arrangement");

     (e) having received consents of all banks who are parties to loan arrangements with any of the Companies that they will continue their currently existing arrangements with the Companies under the same terms after Completion, it being understood that in order to obtain these consents the guarantees given by d'Oleire, Mr. M.J.C. Bubbert and Mr. D.W. Buis shall have to be replaced by Buyer by other forms of security as may be requested by the banks;

     (f) having obtained any other approvals or consents as may be required under any of the agreements to which any of the Companies is a party or under any Statutes;

     (g)  the d'Oleire Loans having been fully funded, as follows:

          (i) the Company and the Vendors shall confirm in writing that DM 2,447,000 has been funded into the Company, and

          (ii) DM 4,836,407 of the d'Oleire Loans shall have been funded into a blocked account in the name of the Company, subject to the terms of Schedule 9, at Merck Finck & Co., Privatbankiers.

4.3 Except as provided in articles 4.4 and 4.5, this Agreement is dissolved in case one of the conditions precedent mentioned in article 4.1 has not been fulfilled on or prior to the date set for Completion.
4.4 The Buyer has the right to declare no later than on the date set for Completion that it waives one or more of the conditions precedent mentioned in article 4.2 in which case such conditions will be considered not to have been stipulated.
4.5 The Vendors have the right to declare no later than on the date set for Completion that they waive one or more of the conditions precedent mentioned in article 4.1 in which case such conditions will be considered not to have been stipulated.
4.6 The Vendors agree that they will use their reasonable endeavours to fulfil the conditions precedent referred to in article 4.2 prior to the date set for the Completion. The Buyer agrees that it will use reasonable endeavours to fulfil the conditions precedent referred to in article 4.1 and 4.2(e) prior to the date set for Completion.
Article 5:     COMPLETION
5.1 Completion shall take place at the offices of De Brauw Blackstone Westbroek in Amsterdam at "Tripolis 300", Burgerweeshuispad 301, 1076 HR Amsterdam, The Netherlands on September 29, 1998, or on such date, as soon as possible after the satisfaction of the conditions referred to in article 4 as the Vendors and the Buyer may agree, but in any event not later than September 30, 1998.
5.2  At Completion the following actions shall be taken:
     (i) Buyer and the Vendors shall execute the Deed of Transfer of Shares before a Dutch civil law notary as set out in
               Schedule 3;

     (ii) the Company shall acknowledge the transfer of the Shares in the form as provided in the Deed of Transfer of Shares and shall record the said transfer in the register of shareholders of the Company;

     (iii) subject to compliance with article 5.2(i) and (ii) by the Vendors, the Buyer shall procure the allotment and issue of the Consideration Stock Activision to the Vendors in the proportions set out in Schedule 4, free from all liens, options, charges, encumbrances, rights of pre-emption, rights of pledge, usufruct or any other third party rights and deliver certificates in respect of the Retained Stock (as defined in article 6 hereof) to the Escrow Agent to be held in the Escrow Account, in satisfaction of the Consideration for the Shares and the d'Oleire Loans;

     (iv) subject to compliance with article 5.2(i) and (ii) by the Vendors, the Buyer and the Vendors shall enter into the Escrow Agreement;

     (v) conclusion of employment agreements with Mr. D.W. Buis, Mr. M.J.C. Bubbert and five other Key Employees, on the terms of the agreements attached hereto in Schedule 5;

     (vi) Vendors shall deliver consents in writing from the banks referred to in article 4.2 under (e) confirming that they will continue their current existing agreement with the Company on the same terms after Completion and that they will not invoke the change of ownership clauses as referred to in such respective agreements.

     (vii) Vendors shall deliver copies of other documentation or other information reasonably requested by the Buyer.

     (viii) Vendors shall deliver the Accounts and the Interim Financial Statements as prepared by the Company and reviewed by, and acceptable to, the Buyer prior to Completion;

     (ix) d'Oleire and Mr. E. Grevel shall each resign as managing director of the Companies, granting the Companies and the Buyer full and final quittance, in the form of the declaration referred to in Schedule 7 and all other resignations from others to be so requested by the Buyer;

     (x) d'Oleire, Mr. M.J.C. Bubbert and Mr. D.W. Buis shall have been released from their guarantee obligations towards the banks, in as far as these guarantees have been given as security for the Facilities (as defined hereinafter) granted to the Companies;

     (xi) Vendors and the Company shall have confirmed in writing the full funding of the d'Oleire Loans as contemplated in article 4.2(g), such confirmation to be attached in Schedule 8 hereto;

     (xii) d'Oleire shall have executed and delivered to Buyer such instruments of transfer as may be reasonably requested by Buyer to effect the transfer and assignment of the d'Oleire Loans and all rights associated with the d'Oleire Loans.

5.3 If for any reason the provisions of articles 5.1 and 5.2 are not complied with in full at Completion the Buyer shall be entitled (in addition and without prejudice to all other rights and remedies available to it) to rescind this Agreement, no court action being required, or to determine a new date for Completion.
5.4  If for any reason the provisions of articles 5.1 and 5.2 under (iii) and
     (x) are not complied with in full at Completion the Vendor shall be entitled (in addition and without prejudice to all other rights and remedies available to it) to rescind this Agreement, no court action being required, or to determine a new date for Completion.
5.5 Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously in accordance with the provisions of this Agreement.
Article 6:     THE STOCK RETENTION
6.1 In order to ensure that the Warranties made by the Vendors under this Agreement (which are surviving Completion) are not breached, and in order to provide a source of indemnification to the Buyer pursuant to any Warranty Claims and/or Indemnification Claims, the Vendors agree that the certificates representing 10% of the total number of shares of Consideration Stock Activision issued to the Vendors pursuant to article 5 (the "Retained Stock") shall be deposited with the Escrow Agent in an escrow account (the "Escrow Account") pursuant to the Escrow Agreement on the date of Completion to provide a source from which the Buyer can be reimbursed for any Warranty Claim and/or Indemnification Claim.
6.2 Such Retained Stock shall be held in the Escrow Account during such period of time as set forth in the Escrow Agreement (the "Hold Back Period"). Any dividends and distributions with respect to such Retained Stock while held in the Escrow Account shall also be retained in the Escrow Account until the expiration of the Hold Back Period. Any offsets or deductions made from Retained Stock held in the Escrow Account on account of any breach shall be made on the last business day of the Hold Back Period, or at such other time as set forth in the Escrow Agreement, and shall be based upon a market price per share of Consideration Stock Activision equal to the closing price of Activision Common Stock on NASDAQ on the date of Completion and the dollar / guilder exchange rate on the date of Completion. All Retained Stock subject to such offset or deduction shall be cancelled by the Buyer and the remaining Retained Stock together with any dividends paid or distributions made with respect to such Retained Stock that have not been cancelled shall be then delivered to the Vendors in accordance with their respective interests.
6.3 The cancellation by the Buyer of any Retained Stock contained in the Escrow Account in respect of any Warranty Claim and/or Indemnification Claim shall not prejudice its right to recover any further sum due to it for that or any other Warranty Claim and/or Indemnification Claim not satisfied by the Escrow Account and the Retained Stock and other property held in the Escrow Account shall not be the exclusive recourse of the Buyer in respect of Warranty Claims and/or Indemnification Claims.
Article 7:     TAX INDEMNITY
7.1 The Vendors will indemnify the Buyer and the Vendors will hold the Buyer harmless ("vrijwaren") against and fully reimburse the Buyer for any and all Tax Claims.
7.2 The liabilities of the Vendors under the aforegoing Tax Indemnification shall be limited in accordance with article 8.5 and is otherwise subject to the limitations referred to in article 8 hereof.
7.3 For as long as legally required pursuant to applicable law, from Completion d'Oleire on behalf of the Vendors commits itself towards the Companies to keep all of the books and records of the Companies relating to the period prior to December 31, 1994. The Vendors commit themselves towards the Buyer and the Companies to provide within 21 (twenty-one) days of a written request being given to them, Buyer and/or the Company and/or their respective representatives and professional advisors full access to all of their books and records relating to the period until December 31, 1994 and with all such information, cooperation, assistance, copy documents and extracts relating to the carrying on of the business of the Companies prior to the Completion Date and/or the Shares as may be reasonably required for any purpose including in connection with or incidental to the preparation or review of any tax returns or computations, any annual accounts or financial statements or any prospectus, or any other similar document. All books and records of the Companies relating to the period January 1, 1995 through Completion shall be retained by the Companies under the custody and control of Buyer and, to the extent not currently in the possession of the Companies, shall be turned over to the Buyer or its designee at Completion.
Article 8:     WARRANTIES
8.1 The Vendors severally represent and warrant to and covenant and undertake with the Buyer in the terms of the Warranties such that the remedies, subject to the terms and conditions of this article 8, of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion of the sale and purchase hereunder.
8.2  Without restricting the obligations of the Buyer to limit damages:
     (i) in the event that any of the Warranties proves to be untrue or misleading or is broken (as the case may be) the Vendors shall pay to the Buyer the amount necessary to put the Companies into the position which would have existed if the Warranties had been true and not misleading together with all costs and expenses incurred by the Buyer or the Companies as a result of such breach, and/or

     (ii) where as a result of or in connection with any breach of the Warranties the value of the net assets of the Companies is diminished or is less than they would have been had there been no breach, or any payment is made or required to be made by the Companies or the Buyer, the Buyer shall be entitled to elect that the amount of such diminution or shortfall or payment, together with any reasonable costs incurred in connection therewith, shall be taken to be the loss suffered by the Buyer by reason of such breach;

     provided, however,

     (a)  that any obligation of the Vendors to make a payment pursuant to article 7 and/or paragraph (i) and (ii) of this article 8 shall be reduced by any compensation received or receivable directly in that respect by the Buyer or the Companies be it under an insurance-policy, as a tax credit or deduction or otherwise, and

     (b) that each of the Vendors can only be held liable in accordance with its percentage of Consideration Stock Activision issued to such Vendors, as set forth in Schedule 4, and

     (c) the aggregate maximum liability of the Vendors pursuant to article 7 and/or paragraph (i) and (ii) of this article 8 shall never exceed 25% of the amount represented by the value of the Consideration Stock Activision on the Completion Date provided that this limitation does not apply with respect to the warranties relating to the title of ownership of the Vendors or the Companies respectively as to the Shares or the Subsidiary Shares, the ownership by d'Oleire of the d'Oleire Loans, the valid existence of the Companies and the absence of liens or encumbrances on the Shares or the Subsidiary Shares, or the d'Oleire Loans, and

     (d) the Vendors shall only be liable in respect of a Warranty Claim or Warranty Claims or a Tax Claim or Tax Claims, if and in sofar as the aggregate amount of all Warranty Claim(s) and Tax Claim(s) exceeds NLG 200,000.--, and

     (e) the parties agree that Warranty Claims or Tax Claims which, in the aggregate, exceed the value of the Retained Stock shall be settled by the delivery to the Buyer of shares of Consideration Stock Activision, the number of such shares to be determined based upon a market price per share of Consideration Stock Activision equal to the closing price of Activision Common Stock on NASDAQ on the date of Completion and the dollar/guilder exchange rate on the date of Completion.

8.3 Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and (save as expressly provided to the contrary) shall not be limited nor extended by the terms of any of the other Warranties or by any other term of this Agreement.
8.4  In the event of a Tax Claim or a Warranty Claim:
     (i) the Buyer shall notify the Vendors as soon as reasonably possible after such Tax Claim and/or Warranty Claim shall come to the attention of the Buyer;

     (ii) negotiations and correspondence with any (tax) authority or other person relating to such Tax Claim and/or Warranty Claim shall be conducted with the Buyer or by the Company under supervision of the Buyer but only after prior consultation with the Vendors and as long as the Vendors shall not have selected to dispute such claim in accordance with subparagraph
               (iii) below;

     (iii) within 14 days of such notice pursuant to subparagraph (i) hereof the Vendors shall notify the Buyer of its decision to either indemnify the Buyer or to dispute the Tax Claim or, to the extent a Warranty Claim arises out of any negotiation, dispute or litigation with any third party (a "Third Party Warranty Claim"), the Warranty Claim shall be conducted by the Buyer in accordance with the written instructions of the Vendors or their advisor(s) entirely at the cost of the Vendors who shall indemnify the Buyer against all costs, expenses and losses that it may suffer as a result of the conduct of the dispute;

     (iv) the Buyer shall keep the Vendors fully informed of such dispute and take full account of the Vendors' views concerning the conduct of the same;

     (v) the Buyer shall not settle or otherwise compromise any such Tax Claim or Third Party Warranty Claim without the prior written consent of the Vendors;

     (vi) if the Buyer shall not have settled or agreed any such Tax Claim or Third Party Warranty Claim within six months of such dispute arising, the Vendors shall be entitled to take over from the Buyer the conduct of any such dispute, but without prejudice to the obligation of the Vendors to indemnify the Buyer under this article 7;

     (vii) the Buyer shall render such assistance without charge for use of its own standard internal resources unless put to additional and unavoidable cost.

8.5  All Tax Claims and/or Warranty Claims, except those referred to in article 8.6 hereof, must be notified to the Vendors prior to the earlier of (i) the date of the completion of the first audit of the financial statements of the combined operations of the Companies and the Buyer or
     (ii) one year from the Completion Date (the "Final Claim Date"), provided, however, that such notice shall not be invalid for the sole reason that it has not reached all Vendors if it has reached any of the Vendors. Notice of a Warranty Claim and/or Tax Claim shall be deemed given prior to the Final Claim Date if the recorded delivery slip bears a postmark date of at least two business days prior to the Final Claim Date. All Warranty Claim(s) and /or Tax Claim(s) must be duly substantiated giving relevant particulars of the grounds on which it (or they) is (are) based.
8.6 In as far as Warranties relate to the title of ownership of the Vendors or the Companies respectively as to the Shares, the Subsidiary Shares or the d'Oleire Loans (Warranties numbered 1.4, 1.5, 1.6, 1.8 and 1.10), the valid existence of the Companies and the absence of liens or encumbrances on the Shares, the Subsidiary Shares, or the d'Oleire Loans, the liability of the Vendors resulting therefrom shall be limited in time in accordance with applicable law.
8.7 The Vendors acknowledge that Buyer has conducted due diligence investigations regarding the financial and legal affairs of the Companies and agree with Buyer that such investigations do not, other than as set forth in the Disclosure Letter, in any way limit the Warranties of the Vendors or the rights of Buyer to file any claims against Vendors pursuant to article 7 and/or this article 8.
Article 9:     RESTRICTION ON SALE OF THE CONSIDERATION STOCK ACTIVISION
9.1 The Vendors acknowledge and agree that the Consideration Stock Activision will be issued to the Vendors without registration under the United States Securities Act of 1933, as amended (the "Securities Act"), based upon the "private offering exemption", in reliance upon appropriate written representations from the Vendors, further evidenced by the restrictive wording on the certificates representing the Consideration Stock Activision and "stop transfer" instructions to the Buyer's transfer agent. The Consideration Stock Activision will constitute "restricted securities" within the meaning of the Securities Act and related rules and regulations. Notwithstanding the provisions of the Securities Act, the Vendors acknowledge and agree that, by reason of the Pooling Arrangement, the Vendors shall not have the right to sell, pledge, gift, hypothecate or otherwise dispose of the Consideration Stock Activision until the issuance by the Buyer of its first earnings press release containing at least thirty (30) days of post-Completion combined operations of the Buyer and the Companies.
9.2 The Buyer shall upon declaration of the effectiveness of the Registration Statement (as defined in sub-clause 10.1(b) of this Agreement) procure that its corporate legal counsel issue an opinion and instructions to the Buyer's transfer agent to register for transfer, free of restrictive legends, certificates representing the Consideration Stock Activision upon sale or transfer thereof by the Vendors pursuant to the Registration Statement and compliance by the selling Vendors with the prospectus delivery requirements of the Securities Act and certification to the transfer agent of such compliance.
Article 10:    REGISTRATION OF THE CONSIDERATION STOCK ACTIVISION
10.1 The Buyer acknowledges that the Vendors may seek to sell some or all of their Consideration Stock Activision at the earliest time permitted. The Buyer therefore undertakes to file with the SEC:
          (a) notification of the acquisition of the Company on Form 8-K on or before 10 days after the Completion Date;

          (b) a registration statement on Form S-3 or on such other available form which may be mutually acceptable to the parties as soon as reasonably practicable after Completion and in any case prior to November 30, 1998, registering under the Securities Act, pursuant to Rule 415 thereunder, if available, for the offer and sale in the future of up to all of the Consideration Stock Activision issued by the Buyer pursuant to this Agreement.

10.2      The Buyer agrees:-
          (a) to use its commercially reasonable best efforts to cause a registration statement to be declared effective as soon as reasonably practicable after the filing thereof;

          (b) to maintain the effectiveness of a registration statement or successor registration statement filed by the Buyer for the purpose of registering the Consideration Stock Activision until each Vendor is eligible to sell all of its Consideration Stock Activision in a three month period under the applicable provisons of Rule 144 and Rule 145 under the Securities Act;

          (c) to update the prospectus included in the registration statement (the "Prospectus") from time to time as may be necessary to ensure that the Prospectus does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the Prospectus not misleading; and

          (d) that prior to filing any registration statement, Prospectus, amendment or supplement with the SEC in connection with any registration contemplated by this Agreement, the Buyer shall furnish to one counsel selected by the Vendors holding a majority of the shares of the Consideraton Stock Activision copies of all such documents proposed to be filed, which documents will be subject to review of such counsel.

          (e) that the Buyer shall notify each Vendor of any stop order issued or threatened by the SEC and will take all reasonable actions required to prevent the entry of such a stop order or to remove it if entered.

          (f) to provide each Vendor such number of copies of each registration statement filed pursuant to this Agreement, each amendment and supplement thereto, and the Prospectus including each preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as a Vendor may reasonably request in order to facilitate the disposition of the Consideration Stock Activision covered by such registration statement.

          (g) that the Buyer shall immediately notify each Vendor of the happening of any event which comes to the Buyer's attention if, as a result of such event, the Prospectus included in a registration statement filed under this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Buyer shall promptly prepare and furnish to each Vendor and file with the SEC a supplement or amendment to such Prospectus so that such Prospectus will no longer contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) that the Buyer shall take all such other reasonable and customary actions as each Vendor may reasonably request in order to expedite or facilitate the disposition of the Consideration Stock Activision in accordance with the terms of this Agreement.

          (i) that the Buyer shall make available for inspection by the Vendors and any attorney, accountant or other agent retained by such Vendors, financial and other records, pertinent corporate documents and properties of the Buyer and its subsidiaries, as such person may reasonably request that may be reasonably necessary for the purpose of confirming that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Buyer obtains reasonably satisfactory assurances that such information will be used solely for such purpose and will be held in confidence (except to the extent that it is included in the registration statement). The Buyer shall cause the officers, directors and employees of the Buyer and each of its subsidiaries to supply such information and respond to such inquiries as any Vendor may reasonably request or make for the purpose of confirming that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Buyer obtains reasonably satisfactory assurances that such information will be used solely for such purpose and will be held in confidence (except to the extent that it is included in the registration statement).

          (j) that the Buyer shall comply with all applicable rules and regulations of the SEC, and make generally available to the Vendors, as soon as reasonably practicable, an earnings statement covering a period (which may begin with the first fiscal quarter ending after the effective date of the registration statement) of at least twelve months after the effective date of the registration statement (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

10.3 The Buyer shall bear the costs incurred for its legal counsel, accounting and all other costs and expenses arising from a registration, excluding costs for legal counsel for the Vendors which may be incurred in connection with the preparation and filing of a registration statement pursuant to this article 10. The Vendors shall be responsible for all costs associated with selling or disposing of the Consideration Stock Activision (including brokers' commissions and underwriting fees) and all fees and expenses for their counsel, accountants and other advisors.
10.4 The rights in this article 10 are assignable by any Vendor to any transferee of Consideration Stock Activision acquired by the Vendors in connection with this Agreement. Upon assignment, the term "Vendor" as used in this article 10 shall mean and include any such transferee for all intents and purposes.
10.5 The Vendors severally agree that they will provide all required co-operation and furnish all necessary information and enter into such agreements customarily required of selling stockholders in connection with the preparation of a registration statement filed under the terms of sub-article 10.1. In addition, the Vendors, severally, will represent and warrant the accuracy and completeness of all written information furnished by them for inclusion in the registration statement and will indemnify and hold the Buyer, and its directors, officers, shareholders, controlling persons (within the meaning of the Securities Act) and underwriters harmless from and against any liability, loss, damage or expense (including costs and attorney's fees), incurred by or sustained by, or asserted against any of them, arising out of or based on any claim of an untrue statement of material fact contained in the information provided by the Vendors or based on any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
10.6 The Buyer will indemnify and hold the Vendors (and the controlling persons), if any, within the meaning of the Securities Act) harmless from and against any liability, loss, damage or expense (including costs and attorney's fees), incurred or sustained by, or asserted against, any of them ("Damages") arising out of or based on any untrue statement (or alleged untrue statement) of a material fact in a registration statement, or based on any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Buyer of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under such laws applicable to the Buyer in connection with any such registration, and the Buyer will reimburse each such Vendor for any legal and other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, other than in respect of any such Damages arising out of any written information furnished to the Buyer in writing pursuant to article 10.5 by or on behalf of such Vendor specifically for use in the registration statement.
10.7 Each party entitled to indemnification under this article 10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

10.8 With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Consideration Stock Activision to the public without registration the Buyer agrees to use its commercially reasonable best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

          (c) so long as a Vendor owns any Consideration Stock Activision, furnish to the Vendor promptly upon request a written statement by the Buyer as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents of the Buyer and other information in the possession of or reasonably obtainable by the Buyer as the Vendor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Vendor to sell any such securities without registration.

Article 11:    RESTRICTIONS
11.1 In consideration of the Buyer agreeing to enter into this Agreement, each of the Vendors hereby covenants with the Buyer that (except as otherwise agreed in writing with the Buyer) he or she will not, for a period of four years from Completion, either solely or jointly with any other person:
          (i) carry on or be engaged or concerned or (save as the holder of shares or debentures in a listed company which confer not more than five per cent of the votes which could be cast at a general meeting of the Company) interested, directly or indirectly, in any business same as or competitive to the business carried on by any of the Companies at Completion;

          (ii) solicit or accept (either on his own account or as the agent of any other person or company) the custom of any person in respect of goods or services similar to those supplied by any of the Companies, during the period of twelve months prior to Completion, such person having been a customer of any of the Companies, in respect of such goods or services during such period;

          (iii) enter into any trading arrangement (either on his own account or as the agent of any other person or company) with any supplier of goods or services which has been a supplier to any of the Companies, during the period of 12 months preceding Completion and/or to induce or seek to induce any such supplier to cease trading with any of the Companies;

          (iv) induce, solicit or endeavour to entice any person to leave the service or employment of any of the Companies.

11.2 Each of the Vendors hereby covenants with the Buyer that he will not at any time hereafter divulge to any third party whatsoever or use to his own or another advantage any of the formulae, inventions or improvements relating to products or prospective products or services or prospective services supplied by any of the Companies, or any other trade secrets or confidential know-how or confidential financial or trading information as to customers or suppliers or in relation to the business, finances, dealings or affairs of any of the Companies, save only (i) insofar as a Vendor may prove the same has become a matter of public knowledge (otherwise than by reason of a breach of this article 11.2) or (ii) insofar as may be required by law.
11.3 The Vendors agree that the covenants and undertakings contained in this article 11 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Companies.
11.4 Each covenant and/or undertaking contained in this article 11 shall be construed as a separate covenant and/or undertaking and if one or more of the covenants and/or undertakings contained in this article 11 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants and/or undertakings shall continue to bind the Vendors.
11.5 If any covenant or undertaking contained in this article 11 were void but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted, the covenant or undertaking in question shall apply with such modification as may be necessary to make it valid and effective.
11.6 In the event of a Vendor infringing any of the provisions of articles 11.1 and/or 11.3 he shall forfeit for the benefit of the Buyer without any prior notice or Court action being required, an immediately payable penalty amounting to NLG 1,000,000 (one million guilders) for each infringement, without any damage or loss requiring to be proved and without prejudice to the rights of the Buyer and/or any of its subsidiaries to claim additional damages if there are grounds for so doing.
Article 12:    ANNOUNCEMENTS AND CONFIDENTIALITY
12.1 Neither the terms of this Agreement nor any transaction contemplated hereby shall be disclosed by any party without the prior consent of the other parties, except that after Completion the Buyer may make such filings with the SEC and issue such press releases and other public announcements as may be required under applicable law and regulation. Buyer shall consult with the Vendors prior to issuing any such press release or similar public announcements.
12.2 Pending Completion, the Buyer undertakes to keep secret and confidential and not to disclose to any third party any and all information and data concerning the business and affairs of the Companies disclosed to it by the Vendors, their agents, directors, employees and advisers in as far as the disclosure of such information and data is not required under the notification under the "Fusiegedragsregels".
Article 13:    COSTS
Each of the parties hereto shall bear his or its own legal and accountancy costs, charges and other expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement or any other activities in relation hereto. The Companies shall not be liable for any of the said costs, charges and other expenses. The Dutch notary fees owed in connection with the transfer of the Shares shall be borne by the Buyer.

Article 14:    ASSIGNMENT
14.1 It is hereby agreed and declared that this Agreement (including any claim under any of the Warranties or the Tax Indemnity) may without the consent of any of the Vendors be assigned (or transferred) by the Buyer to any company of which it is from time to time a subsidiary or to any other subsidiary of any such company or to any of its own subsidiaries. Buyer agrees that it shall not transfer the Shares for as long as the Consideration Stock Activision is not yet freely negotiable by reason of the Pooling Arrangement restrictions set forth in article 9.1 hereof, except that the Buyer may assign the Shares to a 100% Dutch subsidiary to be incorporated after the Closing Date, of which the Vendors are aware and to which they consent.
14.2 Any assignment (or transfer) of this Agreement and/or the Shares shall be subject to the condition that the Buyer and the assignee (transferee) shall be jointly and severally liable towards the Vendors for any and all of the Buyer's obligations arising out of and in connection with this Agreement.
Article 15:    GENERAL
15.1 The terms of this Agreement shall, insofar as not performed at Completion, continue in force notwithstanding such Completion. A petition to annul, to rescind or dissolve this Agreement cannot be instituted and nullity, rescission and dissolution thereof cannot be invoked, in whole or in part, after the Shares shall have been transferred to the Buyer.
15.2 This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the sale and purchase hereby agreed and no variation to this Agreement shall be effective unless made in writing and signed by all the parties.
15.3 There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.
15.4 In the event that one or more provisions of this Agreement would appear to be non-binding, the other provisions of this Agreement will continue to be effective, and the parties shall consult with each other to replace the non-binding provisions with other provisions that are binding, in such a way that the new provisions differ as little as possible from the non-binding provisions, taking into account the object and the purpose of this Agreement.
15.5 Any notice or demand to be served under this Agreement may be served upon a party at the address indicated above or such other address as they may have notified to the other parties as being their address for service or to their last known place of residence or business and may be served personally, by registered mail or by facsimile transmission.
15.6 This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. In order for this Agreement to be binding on the Buyer, it must have been signed by all Vendors.
Article 16:    APPLICABLE LAW AND JURISDICTION
16.1 This Agreement is construed under and shall be governed by Netherlands law. All disputes arising in connection with this Agreement or other agreements entered into in connection herewith shall be exclusively submitted to the competent court in Amsterdam, and each of the parties submits to the exclusive jurisdiction of such court.

          Thus signed and agreed upon on September 29, 1998 at Amsterdam.

/s/ Lawrence Goldberg           /s/ Martinus J.C. Bubbert
---------------------           -------------------------
Activision, Inc.                Mr. Martinus J.C. Bubbert


                                /s/ Dennis W. Buis
                                -------------------------

                                Mr. Dennis W. Buis


                                /s/ Frank d'Oliere
                                --------------------------
                                Mr. Frank d'Oliere



                              /s/ Frank d'Oliere, as attorney-in-fact
                                ---------------------------------------
                                Mrs. Christa d'Oleire


                                /s/ Frank d'Oliere, as attorney-in-fact
                                ---------------------------------------

                                Ms. Fiona d'Oleire


                                /s/ Frank d'Oliere, as attorney-in-fact
                                ---------------------------------------
                                Ms. Alexa d'Oleire


In as far as necessary in accordance with Article 1:88 Civil Code, Mrs. A.V. Bubbert-Schaller and Mrs. Christa d'Oleire-Matthes and Mr. Frank d'Oleire, spouses and husband respectively of Vendors, grant their approval to their respective husbands and spouse.

                                           /s/ Frank d'Oliere, as
/s/ A.V. Bubbert-Schaller                      attorney-in-fact
 -------------------------                 -----------------------------
Mrs. A.V. Bubbert-Schaller                 Mrs. Christa d'Oleire-Matthes


/s/ Frank d'Oliere
--------------------------
Mr. Frank d'Oliere


In evidence of its acknowledgment of the assignment of the d'Oleire Loans pursuant to article 2.2 hereof.

/s/ Frank d'Oliere
-------------------------
CD Contact Data GmbH